FOR IMMEDIATE RELEASE

CONTACT: Richard Current,
Vice President & CFO 517/372-9200

Neogen reports 22% increase in earnings

LANSING, Mich., Jan. 7, 2003 -- Neogen Corporation (Nasdaq: NEOG) announced today that net income for the second quarter of its 2003 fiscal year, which ended Nov. 30, was 22% higher than the previous year's second quarter. This also marks the 39th consecutive profitable quarter from operations for the Company.

Net income per share was $0.22 for the second quarter as compared with $0.18 for the same period last year. Net income for the first six months was $0.39 per share, as compared to $0.32 for the prior year. Neogen's quarterly net income increased to $1,400,000 from $1,145,000 in FY 2002. Year-to-date net income is up 23% to $2,476,000, compared to the prior year's first six months of $2,007,000.

Neogen's second quarter revenues were $12,273,000 -- the first time the Company's quarterly revenues have exceeded $12 million. Revenues were 15% greater than last year's second quarter of $10,699,000. Revenues for the Company's first six months were $23,170,000 compared to $20,431,000 in the prior year.

"Increasing our net income 22% resulted from our continued improvement in efficiencies as we continue to integrate past acquisitions and grow same-store sales," said James Herbert, Neogen's president. "The strong showing also reflects sales growth of the steady stream of new products coming from our R&D group."

Neogen's gross margin improved to 55% in the second quarter, up from 53% in the prior year. The Company's operating income increased to 16.6% of sales, up from 15.8% on a quarter-to-quarter comparison with the previous year.

Neogen's quarterly revenue performance was led by its Food Safety Division, which posted a 29% increase over revenues of a year ago. The Food Safety Division's growth was broad-based, as each of its market segments saw revenue increases in the quarter compared to prior year figures. The growth was paced by strong increases in sales of test kits to detect natural toxins in grains, and tests to detect the foodborne pathogens E. coli and Listeria. Neogen's Animal Safety Division's quarterly revenues increased slightly over FY 2002's second quarter, as improved sales of injectable veterinary products were offset by a decline in sales of veterinary instruments due to weakness in the beef and swine markets.

Recent additions to Neogen's product offerings include: six new tests to the Company's comprehensive line of test kits to detect drug residues in animals, rapid tests to detect ruminant by-products in animal feed to combat the possible spread of "mad cow" disease; and a superior new test to quickly and accurately detect Listeria in ready-to-eat meat and poultry products. The new Listeria test addresses the concerns outlined in the USDA's recently-implemented directive to reduce the occurrence of the dangerous pathogen in food products.

In its second quarter, Neogen also saw nine of its food safety tests receive official "national standard" designation from the Chinese government, an important precursor for expanded sales to Chinese food processors and regulatory agencies. The Chinese market for rapid food safety test kits is estimated at more than $10 million per year, with dramatic growth rates expected over the next few years.

"This official recognition gives us a competitive advantage as sales expand to Chinese food processors and regulatory agencies," said Lon Bohannon, Neogen's chief operating officer. "Neogen products that now help form China's national testing standards include test kits for foodborne bacteria, mycotoxins, genetically-modified organisms, antibiotic residues and pesticide residues."

Neogen Corporation develops and markets products dedicated to food and animal safety. The Company's Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen's Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals and nutritional supplements.

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED OPERATING DATA
(In thousands, except for per share data)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2002	2001	2002	2001
Revenue	$12,273	$10,699	$23,170	$20,431
Gross Margin	6,708	5,673	12,525	10,565
Operating Income	2,036	1,694	3,575	2,929
Net Income	1,400	1,145	2,476	2,007
Net Income Per Share	$0.22	$0.18	$0.39	$0.32

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	Nov. 30	May 31
	2002	2002
ASSETS
Current Assets	$24,739	$23,249
Property and Equipment	4,106	3,741
Goodwill	11,260	11,214
Other Assets	2,356	1,700
	$42,461	$39,904
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities	$4,299	$3,964
Long-term Liabilities	393	394
Equity	37,769	35,546
	$42,461	$39,904

For more detailed financial information on the Company's first and second quarters of FY 2003, click on www.neogen.com/consolidatedstatement03.htm

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements.
These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management's Discussion and Analysis of
Financial Condition and Results of Operations in the Company's most recently filed Form 10-K.
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